UNITED  STATES
                  SECURITIES  AND  EXCHANGE  COMMISSION
                        WASHINGTON,  D.C.  20549

                             FORM  12B-25

                     NOTIFICATION  OF  LATE  FILING

(CHECK  ONE):[X]FORM 10-KSB [ ]FORM 20-F [ ]FORM 11-K [ ]FORM 10-Q [ ]FORM N-SAR

                 FOR  PERIOD  ENDED:  DECEMBER  31,  2002

                 [   ]  TRANSITION  REPORT  ON  FORM  10-K
                 [   ]  TRANSITION  REPORT  ON  FORM  20-F
                 [   ]  TRANSITION  REPORT  ON  FORM  11-K
                 [   ]  TRANSITION  REPORT  ON  FORM  10-Q
                 [   ]  TRANSITION  REPORT  ON  FORM  N-SAR

                 FOR  THE  TRANSITION  PERIOD  ENDED:  _________________

IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE, IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION RELATES:

(PART  I   REGISTRANT  INFORMATION)

    TMI  HOLDINGS,  INC.

FULL  NAME  OF  REGISTRANT

    N/A

FORMER  NAME  IF  APPLICABLE

   4463  PAHE'E  STREET,  SUITE  203-B

ADDRESS  OF  PRINCIPAL  EXECUTIVE  OFFICER  (STREET  AND  NUMBER)

   LIHUE,  HAWAII  96766

CITY,  STATE  AND  ZIP  CODE

PART  II  -  RULES  12B-25(B)  AND  (C)

IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25(B), THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE)

      | A) THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS FORM | COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE; | B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT | ON FORM 10-K, FORM 20-F, 11-K, OR FORM N-SAR, OR PORTION THEREOF, | WILL BE FILED ON OR BEFORE THE FIFTEENTH CALENDAR DAY FOLLOWING THE
[ X ] |      PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT  OF TRANSITION
      | REPORT ON FORM 10-Q, OR PORTION THEREOF WILL BE FILED ON OR BEFORE | THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND
      |  C)   THE  ACCOUNTANT'S  STATEMENT  OR  OTHER  EXHIBIT  REQUIRED  BY
      |      RULE  12B-25(C)  HAS  BEEN  ATTACHED  IF  APPLICABLE.

PART  III   NARRATIVE

STATE BELOW IN REASONABLE DETAIL WHY FORMS 10-K, 20-F, 11-K, 10-Q, N-SAR, OR THE TRANSITION REPORT OR PORTION THEREOF, COULD NOT BE FILED WITHIN THE PRESCRIBED TIME PERIOD.

          DATA AND OTHER INFORMATION REGARDING CERTAIN MATERIAL OPERATIONS OF THE COMPANY AS WELL AS ITS FINANCIAL STATEMENTS REQUIRED FOR THE FILING ARE NOT CURRENTLY AVAILABLE AND COULD NOT BE MADE AVAILABLE WITHOUT UNREASONABLE EFFORT AND EXPENSE.

PART  IV   OTHER  INFORMATION

(1)       NAME  AND  TELEPHONE  NUMBER  OF  PERSON  TO CONTACT IN REGARD TO THIS
          NOTIFICATION.


           SCOTT  SIEGEL              (954)              579-8599
          -------------------      -----------      ------------------
               (NAME)              (AREA  CODE)      (TELEPHONE  NUMBER)

(2) HAVE ALL OTHER PERIODIC REPORTS REQUIRED UNDER SECTION 13 OR 15(D)OF THE SECURITIES EXCHANGE ACT OF 1934 OR SECTION 30 OF THE INVESTMENT COMPANY ACT OF 1940 DURING THE PRECEDING 12 MONTHS OR FOR SUCH SHORTER PERIOD THAT THE REGISTRANT WAS REQUIRED TO FILE SUCH REPORT(S) BEEN FILED? IF ANSWER IS NO, IDENTIFY REPORT(S).

                                                        [  X  ]  YES  [   ]  NO

(3) IS IT ANTICIPATED THAT ANY SIGNIFICANT CHANGE IN RESULTS OF OPERATIONS FROM THE CORRESPONDING PERIOD FOR THE LAST FISCAL YEAR WILL BE REFLECTED BY THE EARNINGS STATEMENTS TO BE INCLUDED IN THE SUBJECT REPORT OR PORTION THEREOF?

                                                        [   ]  YES  [  X  ]  NO

IF SO, ATTACH AN EXPLANATION OF THE ANTICIPATED CHANGE, BOTH NARRATIVELY AND QUANTITATIVELY, AND, IF APPROPRIATE, STATE THE REASONS WHY A REASONABLE ESTIMATE OF THE RESULTS CANNOT BE MADE.



                             TMI  HOLDINGS,  INC.
      ____________________________________________________________________
                (NAME  OF  REGISTRANT  AS  SPECIFIED  IN  CHARTER)

HAS CAUSED THIS NOTIFICATION TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED HEREUNTO DULY AUTHORIZED.



DATE:  MARCH  31,  2003                           /S/  SCOTT  SIEGEL
                                               ---------------------------------
                                               BY:  SCOTT  SIEGEL
                                               ITS: PRESIDENT,  CHIEF  EXECUTIVE
                                                    OFFICER AND  CHIEF FINANCIAL
                                                    OFFICER